                                RENTAL AGREEMENT

This Rental Agreement is made as of January 1, 2004 between VASCULAR SCIENCES CORPORATION (Tenant), and CORNISH PROPERTIES CORPORATION (Landlord).

WHEREAS, Landlord is willing to rent office, warehouse and storage space (as defined below) at 612 Florida Avenue, Palm Harbor (Ozona), Florida to Tenant; and

WHEREAS, Tenant is willing to rent the space in said building.

In consideration of the benefits to come to each party, the parties agree as follows:

     1. Rented Premises. Landlord agrees to rent to Tenant space contained in the building at 612 Florida Avenue, Palm Harbor, (Ozona), Florida 34683.

     2. Term. The term of this rental agreement shall be for two (2) years beginning on the 1st day of January 2004, and ending on the 31st day of December 2005. Tenant may terminate the lease with three (3) months written notice. The lease may be renewed for additional 1-year periods, but will provide three (3) months written notice of the intent to renew the lease.

     3. Rent. The monthly rent will be $2,745, payable by the 10th day of each month beginning on January 1, 2004.

     4.   Determination of Rental Amount.

          Approx 2,100 square feet of office space @ $11.70 per sq. ft.     $24,570
          Approx 820 square feet of warehouse space @ $6.63 per sq. ft.     $ 5,437
          Approx 2,100 square feet of loft / storage @ $0.37 per sq. ft.    $   777
                                                                            -------

          TOTAL                                                             $30,784
          Sales Tax (7%)                                                    $ 2,154

          Total Annual                                                      $32,938

          Paid in monthly payments of                                       $ 2,745


     5. Additional provisions: Tenant will be responsible for its incurred costs for the monthly telephone, electricity, dumpster, answering service, phone system, and cleaning service. Landlord will be responsible for property tax, building insurance, alarm system, surveillance system, water, and landscaping.

     6. Default. In the event Tenant defaults on the payment of rent, after having received fifteen (15) days notice, Landlord may pursue any remedies available to Landlord under Florida law to enforce the terms of this agreement, including termination of the agreement and recovery of payment for the balance of the rental payments due under this agreement.
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     7.   Assignment. Tenant may not assign this Agreement without the written consent of Landlord.

     8. Legal Action. In the event either party brings legal action to enforce the terms of this agreement, the prevailing party shall recover its costs and attorneys' fees incurred in such legal action from the non-prevailing party.

IN WITNESS WHEREOF, Tenant and Landlord have signed and sealed this Agreement effective the day and year first written above.


                                                  /s/ John Cornish
                                                  ------------------------------
                                                  Cornish Properties Corporation
Jan. 1/04
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Date
                                                  /s/ Bill Dumencu
                                                  ------------------------------
                                                  Vascular Sciences Corporation
Jan. 1/04
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Date